ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                         BOSTON, MASSACHUSETTS 02110-2624
                                  (617) 951-7000
                                FAX: (617) 951-7050


30 Kennedy Plaza                                             One Franklin Square
Providence, RI 02903-2328                                    1301 K Street, N.W.
(401) 455-4400                                                    Suite 800 East
FAX: (401) 455-4401                                  Washington, D.C. 20005-3333
                                                                  (202) 626-3900
                                                             FAX: (202) 626-3961


                                             February 18, 2000




Liberty Funds Trust I
One Financial Center
Boston, Massachusetts  02111


Ladies and Gentlemen:

         You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest ("Shares") of the funds listed on Schedule A attached hereto (the "Funds"), each a series of Liberty Funds Trust I (the "Trust").

         We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust's Agreement and Declaration of Trust and amendments thereto on file at the office of the Secretary of the Commonwealth of Massachusetts (collectively, the "Agreement and Declaration of Trust") and the Trust's By-Laws. We have also examined such other documents as we deem necessary for the purpose of this opinion.

         We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

         Based on the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of each Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally

ROPES & GRAY

Liberty Funds Trust I                 -2-                      February 18, 2000


liable  for the  obligations  of the Trust.
However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the particular Fund for all loss and expense of any shareholder of such Fund held personally liable solely by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular Fund of which he or she is or was a shareholder would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A relating to such offering and sale.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                     Ropes & Gray


MHODMA.Active;8194495;1

                                   Schedule A

Colonial High Yield Securities Fund
Colonial Income Fund
Colonial Strategic Income Fund
Stein Roe Advisor Tax-Managed Growth Fund
Stein Roe Advisor Tax-Managed Growth Fund II
Stein Roe Advisor Tax-Managed Value Fund